Exhibit 99.1

Contact:	Peter Murphy	FOR IMMEDIATE RELEASE
	(860) 728-7797	www.utc.com

John Moran
(860) 728-7062

George David to retire as UTC Board Chairman at the end of the year;

President and CEO Louis Chênevert elected successor Chairman

HARTFORD, Conn., Oct. 14, 2009 – United Technologies Corp. (NYSE: UTX) announced George David, 67, will retire as Chairman of the Board of Directors at the end of the year, concluding 34 years of service with UTC, including 14 years as Chief Executive Officer. Louis Chênevert, 52, President and Chief Executive Officer, will succeed David as Chairman, effective January 1, 2010, following his election today by the UTC board.

“George has had a remarkable career,” Chênevert said. “UTC revenues have nearly tripled during his tenure as President and CEO, and total shareholder return has greatly outpaced peers and market indices. The corporation today is dramatically different than the one he joined in 1975,” Chênevert added. “The most notable changes are UTC’s global expansion, with international revenues growing from 25 percent to more than 60 percent today, and its focus on process and research disciplines. UTC is a high performance organization, and I am delighted to have the opportunity to lead it into the future.”

Richard McCormick, UTC’s Lead Director, said: “Beyond George’s leadership during his own tenure, he has presided over an outstanding succession over a four year period to Louis as UTC’s CEO and now Chairman-elect. This began with Louis’ election as President and a board member in 2006, continued with his election as CEO in 2008, and now concludes with this final transition. The board is delighted with Louis’ growth into these most senior responsibilities and looks forward to years of his continued and exceptional leadership.”

“It has been my privilege to lead this great corporation. UTC truly reflects the forces that make and shape our world, from deep and sophisticated technologies to its remarkable international presence to its process and productivity disciplines,” David said. “I have great confidence in Louis and the management team and know the future is bright for UTC and them.”

David will remain a consultant and adviser to the Corporation for 2010.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries.

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